UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015 (August 11, 2015)

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 11, 2015, Kingold Jewelry Inc. (the “Registrant”) received from the Nasdaq OMX Group (“Nasdaq”) a letter (the “Nasdaq Letter”) indicating that it is not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on the Nasdaq Capital Market set forth in Nasdaq Marketplace Rule 5550(a)(2), as a result of the bid price of the Registrant’s ordinary shares having closed below $1.00 for the last 30 consecutive business days prior to the date of the letter. In particular, the Nasdaq Letter notes that for each trading day in the period June 25, 2015 through and August 10, 2015, the Registrant’s Common Stock closed at less than $1.00 per share.

Nasdaq’s letter advises the Registrant that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Registrant will be provided 180 calendar days, or until February 8, 2016, to regain compliance. The letter further advises that such compliance can be achieved if, at any time before February 8, 2014, the bid price of the Registrant’s ordinary shares closes at $1.00 or more per share for a minimum of 10 consecutive business days. There can be no guarantee that the Registrant will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 5550(a)(2).

If the Registrant does not regain compliance by February 8, 2016, Nasdaq will provide written notification to the Registrant that its ordinary shares may be delisted. At that time, the Registrant may appeal Nasdaq’s decision to a Listing Qualifications Panel.

The Registrant intends to actively monitor the bid price for its ordinary shares between now and February 8, 2016, and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

Item 8.01	Other Events.

A.	Advisory Agreement

On August 12, 2015, the Registrant entered an advisory agreement (the “Advisory Agreement”) with Bespoke Independent Partners (“Bespoke”), a fully-owned subsidiary of Freud Pizenberg Independent Advisors, pursuant to which Bespoke agreed to serve as the Registrant’s strategic advisor as to investor relations, capital markets and shareholder value creation strategy. Under the terms of the Advisory Agreement, Bespoke will receive a monthly cash payment of $4,000 for services and fixed cash payments for specified projects. In particular, Bespoke will receive a payment of $15,000 for a prior due diligence trip; $10,000 for a strategy presentation to be made to management and directors of the Registrant; $5,000 for each original investor relations presentation created for the Registrant; $4,000 per day for Registrant-arranged investor meetings; and $2,500 per broker-sponsored trip (regardless of duration).

In addition, the Registrant has agreed to issue warrants to purchase the Registrant’s common stock to Bespoke if and to the extent the Registrant’s common stock achieves and maintains certain share price levels within the time period specified in the Advisory Agreement. Such warrants will remain issuable notwithstanding the termination of the Advisory Agreement by the Registrant if such share price levels are met during the specified time period. If all warrants become issuable, Bespoke would have the right to purchase a total of 900,000 shares of common stock for an aggregate cash payment of $1,485,000, with exercise prices ranging between $1.20 and $1.80 per share.

B.	Status of Form 10-Q for Quarter Ended June 30, 2015

The Registrant will be filing a notice of late filing on Form 12b-25 prior to the commencement of business on Monday, August 17, 2015, due to an inability to file its quarterly report on Form 10-Q on or August 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
Name: Bin Liu Title: Chief Financial Officer

August 14, 2015